REORGANIZATION AGREEMENT AND PLAN OF EXCHANGE


                                     AMONG:


                             CYBERCOUPONS.COM, INC.,

                          INTERNET VENTURE GROUP, INC.

               AND CERTAIN SHAREHOLDERS OF CYBERCOUPONS.COM, INC.







                          EFFECTIVE AS OF JULY 15, 2000

                  REORGANIZATION AGREEMENT AND PLAN OF EXCHANGE

         This Reorganization Agreement and Plan of Exchange ("Agreement") is entered into to be effective as of August 15, 2000, by and among Internet Venture Group, Inc., a Florida corporation ("IVG"), whose address is 9307 W. Sam Houston Parkway, Suite 100, Houston, TX 77099, CyberCoupons.com, Inc. a Texas corporation ("Cyber"),whose address is 9307 W. Sam Houston Parkway, Suite 100, Houston, TX 77099, and those shareholders of Cyber whose names are set forth on the signature pages hereof (the "Cyber Stockholders").

                                    RECITALS:

         A. This Agreement contemplates a tax-free reorganization pursuant to Internal Revenue Code ss. 368(a)(1)(A).

         B. The Cyber Stockholders will receive capital stock in IVG in exchange for all or portion of their capital stock in Cyber.

         C. The Parties hereinafter defined expect that the reorganization will further certain of their business objectives including, without limitation, the expansion of the markets for their products and services, enhancement of the scope of services available from the reorganized corporation and the reduction of the aggregate overhead and general and administrative expenses of IVG and Cyber.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1. DEFINITIONS.

         "Act" means the Texas Business Corporation Act.

         "Closing" has the meaning set forth in Section 2(B) below.

         "Closing Date" has the meaning set forth in Section 2(B) below.

          "Confidential Information" means any information concerning the businesses and affairs of Cyber and IVG, respectively, that is not already generally available to the public.

         "Effective Date" has the meaning set forth in Section 2(B)(ii) below.

         "Effective Time" has the meaning set forth in Section 2(D)(i) below.

         "Exchange" has the meaning set forth in Section 2(A) below.

         "IVG" has the meaning set forth in the preface above.

         "IVG Share" means any share of the common stock, $0.0001 par value per share, of IVG.

         "IVG Stockholders" means any Person who or which holds any IVG Shares.

         "Cyber" has the meaning set forth in the preface above.

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         "Cyber Share" means any share of the common stock, no par value, of
         Cyber.

         "Cyber Stockholder" has the meaning set forth in the introductory paragraph above.

         "IRS" means the Internal Revenue Service.

         "Knowledge" means actual knowledge after reasonable investigation.

         "Memorandum" means the Confidential Disclosure Memorandum of IVG dated as of September 30, 2000

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Party" means, respectively, IVG, Cyber, or any Cyber Stockholders.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Securities Act" means the Securities Act of 1933, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

2. BASIC TRANSACTION.

         A.  THE EXCHANGE.
         ----------------

         (i) Each of the Cyber Stockholders who is not a officer or director of Cyber shall have the right to exchange up to 100% of such Cyber Stockholders' Cyber Shares to IVG. The exchange ratio for such Cyber Stockholders will be 1.25 IVG shares for each Cyber Share.

         (ii) The officers and directors of Cyber, and certain Cyber Stockholders who received their Cyber Shares as founder's shares or in consideration for services rendered, (as set forth on Exhibit B attached hereto) shall have the right to exchange their Cyber Shares as follows:

         (a) The exchange ratio for such Cyber Stockholders will be 1.0 IVG Share for each Cyber Share.

         Rodney Hamp shall be eligible to exchange up to 1,000,000 Cyber Shares, Ed Preble shall be eligible to exchange up to 400,000 Cyber Shares and Roger Courts shall be eligible to exchange up to 100,000 Cyber Shares.

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         (iii)    In the event that any Cyber Stockholder fails or refuses to exchange any portion of his or her eligible Cyber Shares, (a "Declining Cyber Stockholder"). Rodney Hamp shall have the right to increase the total number of Cyber Shares that he is eligible to exchange by an amount equal to the number of Cyber Shares withheld by such Cyber Stockholder. The exchange ratio available to Mr. Hamp in such event shall be the exchange ratio applicable to such Declining Cyber Stockholder.

         (iv) The total number of IVG Shares that IVG shall be obligated to exchange for the Cyber Shares shall be 2,372,200.

         In no event shall the Cyber Stockholders have the right to exchange more than 2,221,200 Cyber Shares in the aggregate.

         (v) On or before the Closing Date, and subject to the terms and conditions of this Agreement, a final determination of the number of IVG shares to be delivered to each Cyber Stockholder shall be made, each of the Cyber Stockholders shall deliver to IVG the number of Cyber Shares owned by such Cyber Stockholder set forth on Exhibit "A" attached hereto and shall receive in exchange the number of IVG Shares set forth on Exhibit "B" attached hereto. With regard to the IVG Shares to be issued in the Exchange, the Parties agree as follows:

         (a) The IVG Shares have not been registered under the Securities Act and so shall be subject to restrictions on their transfer;

         (b) The certificates representing the IVG Shares to be issued to the Cyber Stockholders shall bear a legend setting forth the restrictions applicable thereto;

         (c) IVG has made no representation to the Cyber Stockholders regarding the current or prospective value of the IVG Shares.

         B.  THE CLOSING / EFFECTIVE DATE.
         --------------------------------

         (i) The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of IVG in Houston, Texas, commencing at 9:00 a.m. local time on the first business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date").

         (ii) Regardless of the actual date of the Closing, the transactions contemplated by this Agreement shall be effective as of 12:01 A.M. on July 15, 2000 ("Effective Date").

         C.  ACTIONS AT THE CLOSING. At the Closing:
         --------------------------

         (i) IVG shall issue to the Cyber Stockholders a total of 2,372,200 IVG Shares in exchange for the Cyber Shares, to be allocated among the Cyber Stockholders as set forth on Exhibits "A" and "B" attached hereto.

         (ii) Cyber and the Cyber Stockholders will deliver to IVG the various certificates, instruments, and documents referred to in Section 6(A) below;

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         (iii)    IVG will deliver to the Cyber Stockholders the various
                  certificates, instruments, and documents referred to in
                  Section 6(B) below; and

         D.  EFFECT OF EXCHANGE.
         ----------------------

         (i) The Exchange shall become effective at the time (the "Effective Time") that IVG and Cyber file the Articles of Exchange with the Secretary of State of the State of Texas, and the Exchange shall have such other and additional effects as are set forth in the Act.

         (ii) Each IVG Share issued and outstanding at and as of the Effective Time will remain issued and outstanding.

3.  REPRESENTATIONS AND WARRANTIES OF CYBER AND THE CYBER STOCKHOLDERS

         Cyber, and the Cyber Stockholders (with regard to the following representations and warranties that are applicable to the Cyber Stockholders), represent and warrant to IVG that the statements contained in this Section 3 are, to the best of each representing Party's actual current knowledge, correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3). Any provision of this Agreement to the contrary notwithstanding, (i) Cyber makes no representation or warranty for or on behalf of any Cyber Stockholder and IVG hereby disclaims any reliance on any representation or warranty regarding any particular Cyber Stockholder except as specifically set forth herein as made by such Cyber Stockholder; and (ii) no Cyber Stockholder makes any representation or warranty for or on behalf of Cyber, and IVG hereby disclaims any reliance on any representation or warranty regarding Cyber except as specifically set forth herein as made by Cyber.

         A. ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. Cyber is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas. Cyber is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Cyber has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

         B. CAPITALIZATION. The entire authorized capital stock of Cyber consists of 10,000,000 Cyber Shares, of which 6,826,200 Cyber Shares are issued and outstanding. All of the issued and outstanding Cyber Shares have been duly authorized and are validly issued, fully paid, and nonassessable. Except as set forth on Schedule 3(b) there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Cyber to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Cyber.

         C. AUTHORIZATION OF TRANSACTION. The Board of Directors of Cyber have approved this Agreement and the Exchange through resolutions adopted by unanimous written consent in accordance with the applicable provisions of the Act. Cyber has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Cyber, enforceable in accordance with its terms and conditions.

         D. NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of Cyber and the Cyber Stockholders are subject or any provision of the charter or bylaws of any of Cyber, or (ii)

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

conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Cyber and/or the Cyber Stockholders is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets) and, other than in connection with the provisions of the Act, none of Cyber and the Cyber Stockholders needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

         E. UNDISCLOSED LIABILITIES. Except as disclosed on Schedule 3(E) attached hereto and captioned "Cyber Liabilities," Cyber has no liability, including any liability for taxes, except for (i) liabilities set forth on the face of the balance sheet dated as of the most recent fiscal quarter end (rather than in any notes thereto) and (ii) liabilities which have arisen after the most recent fiscal quarter end in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

         F. BROKERS' FEES. None of Cyber and the Cyber Stockholders has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         G. CONTINUITY OF BUSINESS ENTERPRISE. Cyber operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of IRS Regulations
Section 1.368-1(d).

         H. DISCLOSURE. Any materials describing (i) the Exchange, (ii) IVG and its personnel and business operations, and (iii) the IVG Shares to be given in the Exchange, provided to the Cyber Stockholders by Cyber, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading; PROVIDED, HOWEVER, that neither Cyber nor any Cyber stockholder makes any representation or warranty with respect to any information that IVG will supply specifically for use in such materials.

         I . CLEAR TITLE/AUTHORITY. The Cyber Stockholders have clear title to the Cyber Shares conveyed to IVG hereunder, unencumbered by any lien, claim or interest in favor of any Person. The Cyber Stockholders have made no prior conveyance, assignment, or other transfer of their respective right, title, or interest in the Cyber Shares to any Person. Each of the Cyber Stockholders has all necessary right, title, and authority to convey such Cyber Stockholder's Cyber Shares to IVG without the necessity of any consent, release, or other authorization from any Person.

         J. CYBER LITIGATION. Except as disclosed on Schedule 3(J) attached hereto and captioned "Cyber Litigation," Cyber is not a party to any litigation in any municipal, county, state, or federal court, and no judgment against Cyber is existing and unsatisfied as of the Closing Date. The Cyber Stockholders, individually and collectively, are not parties to any litigation in any municipal, county, state, or federal court in which any creditor of Cyber seeks to impose individual liability on any Cyber Stockholder based on piercing the corporate veil or disregarding the corporate identity of Cyber or in which any Cyber Stockholders' title to or authority to transfer and exchange the Cyber Shares is contested; and no judgment is existing and unsatisfied that recognizes any right, title, or interest in and to any of the Cyber Shares on the part of any Person who is not a Cyber Stockholder, imposes any trust, escrow, sequestration, or other actual or constructive impoundment upon any of the Cyber Shares, or that negates, qualifies, or conditions the authority of any Cyber Stockholder to transfer and exchange the Cyber Shares.

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         K. CYBER ASSET DISPOSITIONS. Except as disclosed on Schedule 3(K)
attached hereto and captioned "Cyber Asset Dispositions," there have been no dispositions by Cyber of any material assets owned by Cyber as of June 30, 2000, except in the Ordinary Course of Business, and Cyber has made no reduction in the book value of any of its assets except to reflect depreciation per the depreciation schedule applied to such assets.

         L. CYBER CLIENT CONTRACTS. Except as disclosed on Schedule 3(L) attached hereto and captioned "Cyber Contract Terminations," none of the material contracts to which Cyber was a party as of June 30, 2000 have been canceled or terminated as of the Closing Date.

         M. CYBER PERSONNEL. Except as disclosed on Schedule 3(M) attached hereto and captioned "Cyber Personnel," there has been no change in the identity, compensation, benefits, or duties and responsibilities of Cyber's professional and support personnel who were employed by Cyber as of June 30, 2000.

         N. CYBER DEFAULTS. Cyber has not received notice from any person advising Cyber that it is in default under any material contract, agreement, judgment, administrative order, or other obligation of any nature to which it is a party or by which it is bound, the default of which would have a material adverse effect on Cyber.

4.  REPRESENTATIONS AND WARRANTIES OF IVG

         IVG represents and warrants to Cyber and the Cyber Stockholders that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

         A. ORGANIZATION. IVG is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. IVG is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. IVG has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

         B. CAPITALIZATION. The entire authorized capital stock of the IVG consists of 300,000,000 IVG Shares, of which 41,602,819 IVG Shares are issued and outstanding as of the Effective Date. All of the IVG Shares to be issued in the Exchange have been duly authorized and, upon consummation of the Exchange, will be validly issued, fully paid, and nonassessable.

         C. AUTHORIZATION OF TRANSACTION . The Board of Directors of IVG and to the extent required by applicable law, the IVG Stockholders, have approved this Agreement and the Exchange by unanimous written consents taken in accordance with the provisions of the Act. IVG has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of IVG, enforceable in accordance with its terms and conditions.

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         D. NONCONTRAVENTION. Neither the execution and the delivery of this
Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which IVG is subject or any provision of the charter or bylaws of IVG or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which IVG is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets) and, other than in connection with the provisions of the Act, IVG does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

         E. UNDISCLOSED LIABILITIES. Except as disclosed in the Memorandum and/or IVG's Form 10Q for the period ending September 30, 2000, a copy of which has been provided to each of the Cyber Stockholders, IVG has no liability except liabilities which have arisen in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

         F. BROKERS' FEES. IVG does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Cyber and the Cyber Stockholders could become liable or obligated.

         G. CONTINUITY OF BUSINESS ENTERPRISE. It is the present intention of IVG to continue at least one significant historic business line of Cyber, or to use at least a significant portion of Cyber's historic business assets in a business, in each case within the meaning of IRS Regulation Section 1.368-1(d).

         H. DISCLOSURE. Any materials concerning (i) the Exchange, (ii) Cyber and its business operations, and (iii) the Cyber Shares, provided to the IVG Stockholders by IVG, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading; PROVIDED, HOWEVER, that IVG makes no representation or warranty with respect to any information that Cyber and the Cyber Stockholders will supply specifically for use in such materials.

         I. CLEAR TITLE. IVG has clear title to the IVG Shares that will be delivered to the Cyber Stockholders hereunder, and such IVG Shares shall be delivered free and clear of any lien, claim or interest in favor of any Person. IVG has made no prior conveyance, assignment, or other transfer of any right, title or interest in the IVG Shares to any Person.

         J. IVG LITIGATION. Except as disclosed in the Memorandum and/or IVG's Form 10Q for the period ending September 30, 2000, a copy of which has been provided to each of the Cyber Shareholders, IVG is not a party to any litigation in any municipal, county, state, or federal court, and no judgment against IVG is existing and unsatisfied as of the Closing Date. There is no pending litigation or existing, unsatisfied judgment in which any creditor of IVG seeks to impose individual liability on any IVG Stockholder based on piercing the corporate veil or disregarding the corporate identity of IVG or in which IVG's title to or authority to transfer the IVG Shares is contested or that recognizes any right, title or interest in and to any of the IVG Shares on the part of any Person who is not a IVG Stockholder, imposes any trust, escrow, sequestration, or other actual or constructive impoundment upon any of the IVG Shares, or that negates, qualifies, or conditions the authority of IVG to transfer and exchange the IVG Shares.

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         K. IVG ASSET DISPOSITIONS. Except as disclosed in the Memorandum and/or
IVG's Form 10Q for the period ending September 30, 2000, a copy of which has been provided to each of the Cyber Shareholders, there have been no dispositions by IVG of any assets owned by IVG as of June 30, 2000 except in the Ordinary Course of Business, and IVG has made no reduction in the book value of any of its assets except to reflect depreciation per the depreciation schedule applied to such assets.

         L. IVG CLIENT CONTRACTS. Except as disclosed in the Memorandum and/or IVG's Form 10Q for the period ending September 30, 2000, a copy of which has been provided to each of the Cyber Shareholders, none of the material contracts to which IVG was a party as of June 30, 2000 have been canceled or terminated as of the Closing Date.

         M. IVG PERSONNEL. Except as disclosed in the Memorandum and/or IVG's Form 10Q for the period ending September 30, 2000, a copy of has been provided to each of the Cyber Shareholders, there has been no change in the identity, compensation, benefits, or duties and responsibilities of IVG's professional and support personnel who were employed by IVG as of June 30, 2000.

         N. IVG DEFAULTS. IVG has not received notice from any person advising it that it is in default under any material contract, agreement, judgment, administrative order or other obligation of any nature to which IVG is a party or by which IVG is bound, the default of which would have a material adverse effect on IVG.

5.  COVENANTS

         The Parties agree as follows with respect to the period from and after the execution of this Agreement:

         A. GENERAL. Each of the Parties will use its best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

         B. OPERATION OF BUSINESS. IVG and Cyber will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business as conducted by them respectively.

         C. FULL ACCESS. IVG and Cyber will permit representatives of any Party to have full access to all of their respective premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each of IVG and Cyber. Each Party will treat and hold any information it receives from the IVG or Cyber in the course of the reviews contemplated by this Section 5(C) as Confidential Information, will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, such party hereby agrees to return to IVG or Cyber, as applicable, all tangible embodiments (and all copies) thereof which are in its possession.

        D. NOTICE OF DEVELOPMENTS. Each Party will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties above. No disclosure by any Party pursuant to this Section 5(D), however, shall be deemed to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

         E. CONTINUITY OF BUSINESS ENTERPRISE. IVG will continue at least one significant historic business line of Cyber, or use at least a significant portion of Cyber's historic business assets in a business, in each case within the meaning of IRS Regulation Section 1.368-1(d).

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6.  CONDITIONS ON THE PARTIES' OBLIGATIONS TO CLOSE

         A. CONDITIONS TO OBLIGATION OF IVG. The obligation of IVG to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) If applicable, this Agreement and the Exchange shall have received the approval of the the number of Cyber Stockholders whose consent is required to approve the transactions contemplated hereunder under the terms of the Act;

                  (ii) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

                  (iii) Cyber and the Cyber Stockholders shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

                  (iv) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would
                  (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

                  (v) Cyber shall have delivered to IVG a certificate to the effect that each of the conditions imposed upon Cyber as specified above in Section 6(A)(i)-(iv) is satisfied in all respects;

                  (vi) all actions to be taken by Cyber and the Cyber Stockholders in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to IVG; and

         IVG may waive any condition specified in this Section 6(A) if it executes a writing so stating at or prior to the Closing.

         B. CONDITIONS TO OBLIGATION OF CYBER. The obligation of Cyber and the Cyber Stockholders to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) this Agreement and the Exchange shall have received the approval of the IVG Stockholders to the extent, and only to the extent, that such approval is required under the terms of the Florida business Corporations Act;

                  (ii) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                  (iii) IVG shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iv) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would
                  (A) prevent consummation of any of the transactions contemplated by the Agreement, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

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

                  (v) IVG shall have delivered to Cyber a certificate to the effect that each of the conditions specified above in Section 6(B)(i)-(iv) is satisfied in all respects;

                  (vi) all actions to be taken by IVG in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to Cyber; and

      Cyber may waive any condition specified in this Section 6(B) if it executes a writing so stating at or prior to the Closing.

7.  TERMINATION

         A. TERMINATION OF AGREEMENT. Either of Cyber and IVG may terminate this Agreement with the prior authorization of its respective Board of Directors (whether before or after stockholder approval) as provided below:

                  (i) the Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

                  (ii) IVG may terminate this Agreement by giving written notice to Cyber at any time prior to the Effective Time in the event that Cyber or the Cyber Stockholders have breached any material representation, warranty, or covenant contained in this Agreement in any material respect, IVG has notified the breaching Party of the breach, and the breach has continued without cure for a period of 7 days after the notice of breach;

                  (iii) Cyber may terminate this Agreement by giving written notice to IVG at any time prior to the Effective Time in the event that IVG has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Cyber has notified IVG of the breach, and the breach has continued without cure for a period of 7 days after the notice of breach; or

                  (iv) Any Party may terminate this Agreement in the event that this Agreement and the Exchange are not approved by its respective Stockholders in accordance with applicable law.

         B. EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 7(A) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); PROVIDED, HOWEVER, that the confidentiality provisions contained in Section 5(C) above shall survive any such termination.

8. MISCELLANEOUS.

         A. SURVIVAL. None of the representations, warranties, and covenants of the Parties (other than the provisions in Section 2 above concerning issuance of the IVG Shares) will survive the Effective Time.

      B. NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; PROVIDED, HOWEVER, that the provisions in
Section 2 above concerning issuance of the IVG Shares are intended for the benefit of the Cyber Stockholders.

         C. ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

         D. SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

         E. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         F. HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         H. NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, or by messenger delivery, and addressed to the intended recipient as set forth below, and such notice shall be effective as of the second day following the date of mailing (with regard to notice transmitted by certified mail) or as of the date actually received by the Party to whom it is addressed (with regard to notice transmitted by messenger delivery):

         IF TO CYBER:

         Cyber's address as set forth in the first paragraph above.

         IF TO IVG:

         IVG's address as set forth in the first paragraph above.

         IF TO THE CYBER STOCKHOLDERS:

         The addresses of the Cyber Stockholders as set forth opposite their signature lines in attached Exhibit A.

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         I. GOVERNING LAW. THE INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

         J. AMENDMENTS AND WAIVERS. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective Boards of Directors; PROVIDED, HOWEVER, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the Act. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty, or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         K. SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         L. EXPENSES. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         M. INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                                      *****

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

IVG, INC.

By: /s/ Elorian Landers
    -----------------------------------------------------
    Elorian Landers

Title: President
       --------------------------------------------------

CYBERCOUPONS.COM, INC.

By: /s/ Rodney Hamp
    -----------------------------------------------------

Title: President
       ---------------------------------------------------


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